                                                Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT                                 Registration No. 333-51472
(TO PROSPECTUS DATED JANUARY 9, 2001)

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                           5,000,000 SHARES OF 6.75%
               REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK

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       This prospectus supplement relates to the resale by the holders of our
6.75% Redeemable Cumulative Convertible Preferred Stock and our Class A common stock issued upon conversion of the preferred stock. This prospectus supplement should be read in conjunction with the prospectus dated January 9, 2001, which is to be delivered with this prospectus supplement.

       The information appearing under the heading "Selling Stockholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

       Unless otherwise noted, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                                                 NUMBER OF      NUMBER OF SHARES
                                                                 SHARES OF         OF CLASS A
SELLING STOCKHOLDER                                           PREFERRED STOCK   COMMON STOCK(1)
-------------------                                           ---------------   ----------------
MFS Total Return Fund.......................................       24,000            42,264
MFS VIT -- MFS Utilities Series.............................       46,700            82,239
MFS Utilities Fund..........................................      412,300           726,060
MFS/Sun Life -- Utilities Series............................       94,400           166,238

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 (1) Assumes a conversion price of $28.39 per share and that, upon conversion, we will round the applicable number of shares up or down to the nearest whole number of shares in lieu of issuing fractional shares.

       AN INVESTMENT IN OUR PREFERRED STOCK AND OUR CLASS A COMMON STOCK INVOLVES RISKS. PLEASE REFER TO THE SECTION "RISK FACTORS" ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this prospectus supplement is August 20, 2001.